                                                                    Exhibit 99.1

                       REPORT OF INDEPENDENT ACCOUNTANTS

                          ----------------------------

To the Directors and Shareholders,
The Goldman Sachs Group, Inc.

We have audited the consolidated financial statements of The Goldman Sachs Group, Inc. and Subsidiaries (the "firm") as of November 24, 2000 and November 26, 1999, and for each of the three fiscal years in the period ended November 24, 2000 and have issued our report thereon appearing on page 46 of the firm's Annual Report to Shareholders, which expresses an unqualified opinion, dated January 19, 2001. Such consolidated statements and our report thereon are incorporated by reference in Part II, Item 8, "Financial Statements and Supplementary Data," of this Annual Report on Form 10-K.

We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statements of financial condition as of November 27, 1998, November 28, 1997 and November 29, 1996, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 28, 1997 and November 29, 1996 (none of which are presented herein); we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended November 24, 2000, appearing on page 75 of the firm's Annual Report to Shareholders, which is incorporated by reference in Part II, Item 6 of this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 19, 2001.